Exhibit 8.3

February 13, 2019

Owens Realty Mortgage, Inc.

2221 Olympic Boulevard

Walnut Creek, California 94595

Re:                             Owens Realty Mortgage, Inc. Qualification as Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as counsel to Owens Realty Mortgage, Inc., a Maryland corporation (the “Company”), in connection with the Merger and other transactions contemplated by the Agreement and Plan of Merger, dated as of November 7, 2018 (the “Merger Agreement”), by and among Ready Capital Corporation, a Maryland corporation (“Parent”), ReadyCap Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent, and the Company and filed as an exhibit to the registration statement on Form S-4 (File No. 333-228769) filed on December 12, 2018 with the Securities and Exchange Commission and containing the joint prospectus/proxy statement of the Company and Parent (as amended through the date hereof, the “Registration Statement”). This opinion is being delivered to be filed as an exhibit to the Registration Statement. Capitalized terms not otherwise defined therein shall have the meaning given to them in the Merger Agreement.

In giving this opinion letter, we have examined the following:

1.              the Registration Statement;

2.              the Merger Agreement;

3.              the Company’s Articles of Amendment and Restatement filed on January 24, 2013 with the Department of Assessments and Taxation of the State of Maryland, as amended and supplemented; and

4.              such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinion rendered below, we have assumed, with your consent, that:

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1.              each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.              during its taxable year ending at the Effective Time, the Company has operated in a manner that makes the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such year, without regard to any qualifications as to knowledge or belief;

3.              the Company will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a real estate investment trust (a “REIT”) for any taxable year;

4.              Parent will timely file or cause to be filed a U.S. federal tax return on Internal Revenue Service (the “Service”) Form 1120-REIT for the Company for the Company’s taxable year ending at the Effective Time;

5.              if Parent discovers that the Company did not satisfy one or more of the REIT income, asset, distribution, or other requirements for any taxable year, or there is a final determination by the Service that the Company did not satisfy one of those requirements, Parent will, to the extent possible, take all actions contemplated or required by sections 856(c)(6), (c)(7), and (g)(5) and 860 of the Internal Revenue Code of 1986, as amended (the “Code”), as the case may be, in order to maintain the Company’s status as a REIT for such taxable year and all succeeding taxable years through the Company’s taxable year ending at the Effective Time;

6.              the Merger and the transactions contemplated in the Merger Agreement will be consummated in accordance with the Merger Agreement and as described in the Registration Statement (including the satisfaction of all pre-closing covenants) and the Merger Agreement and the Registration Statement accurately reflect the material facts of such transactions; and

7.              no action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinion set forth below is based.

In connection with the opinion rendered below, we have also relied upon the correctness, without regard to any qualification as to knowledge or belief, of the factual representations and covenants contained in the Officer’s Certificate and the factual matters discussed in the Registration Statement that relate to the Company’s status as a REIT. We are not aware of any facts that are inconsistent with the representations contained in the Officer’s Certificate. Furthermore, where the factual representations in the Officer’s Certificate involve terms defined in the Code, the Treasury regulations thereunder (the “Regulations”), published rulings of the Service, or other relevant authority, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Regulations, the published rulings of the Service, and other relevant authority.

Based on the documents and assumptions set forth above, the representations and covenants set forth in the Officer’s Certificate, and the factual matters discussed in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences—Material U.S. Federal Income Tax Consequences of the Merger” (which are incorporated herein by reference), we are of the opinion that commencing with the Company’s taxable year ended December 31, 2012, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation will enable the Company to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all the facts referred to in this opinion letter or the Officer’s Certificate.

The foregoing opinion is based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinion expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to Vinson & Elkins LLP under the captions “The Merger—Background of the Merger,” “The Merger—Recommendation of the ORM Board and Its Reasons for the Merger—Material U.S. Federal Income Tax Consequences—Material U.S. Federal Income Tax Consequences of the Merger,” “The Merger—Recommendation of the ORM Board and Its Reasons for the Merger—The Merger Agreement—Conditions to Complete the Merger,” and “Legal Matters” in the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ VINSON & ELKINS LLP

Vinson & Elkins LLP